Exhibit 99.1

September 9, 2010

Franklin Financial announces changes to dividend reinvestment and stock purchase plan

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, announced changes to its shareholder dividend reinvestment and stock purchase plan.

Under the dividend reinvestment and stock purchase plan, shareholders may elect to purchase additional shares of the company's common stock by reinvesting cash dividends paid on their shares or through optional cash payments.  Under the amended plan, effective September 30, 2010, the company has modified the minimum and maximum amounts that may be invested pursuant to the voluntary cash payment option under the plan, provided for the investment of voluntary cash payments as frequently as weekly, permitted participants to make voluntary cash payments via direct draft (ACH transfer); and modified the formula for determining the purchase price with respect to shares purchased under the plan directly from the company. The company also authorized an additional one million (1,000,000) shares of common stock.

“Shareholders in the plan are able to reinvest in the company conveniently and economically,” commented William E. Snell, Jr., president and CEO. “The plan has been amended to make purchasing stock more accessible and affordable for our shareholders. Participants in the plan are not charged a service charge or commission in connection with purchases under the dividend reinvestment plan. And since no physical stock certificates are issued, participants avoid the need for safekeeping of stock certificates.”

Voluntary cash payments under the plan may now be made in any amount not less than $25 provided that voluntary cash payments do not exceed $250,000 in any calendar month.  Under the previous plan, the minimum monthly voluntary cash payment was $100 and the maximum amount was $500.  When the amended plan goes into effect, shareholders will be able to make voluntary cash payments by direct draft (ACH transfer), in addition to the previously accepted check or other draft. Voluntary cash payments may be made as frequently as weekly.  Prior to the change, voluntary cash payments were accepted on a monthly basis.

The company also modified the formula for determining the purchase price with respect to shares purchased under the plan directly from the company.  Prior to the change, shares of stock for the dividend reinvestment plan were issued by the bank from treasury stock or purchased from the open market based upon the average closing bid and ask prices for the five trading days preceding the purchase date. Under the new plan, the market price per share will be determined by the arithmetic mean of the highest bid and lowest ask price at opening of the market as quoted on OTCQuote.com on the pricing date (generally, Thursday) prior to the investment date (typically, Wednesday).

Participation in the plan is voluntary, and shareholders who do not participate in the plan will continue to receive cash dividends, as declared, in the usual manner. Shareholders currently enrolled in the plan will automatically be enrolled in the amended plan without further action on their part, with cash dividends being reinvested as previously requested. Shareholders participating in the plan may continue to elect to have all dividends or the dividends for a specified number of shares reinvested. Reinvestment of cash dividends in accordance with the amended plan will commence with the fourth quarter 2010 dividend.

A copy of the prospectus relating to the Franklin Financial common shares offered pursuant to the dividend reinvestment plan is available at http://www.snl.com/irweblinkx/drip.aspx?IID=100736 or by calling 888-264-6116.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Carlisle, Camp Hill, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the OTC Bulletin Board under the symbol FRAF.